Exhibit 4.1

Cimatron Ltd. 11 Gush Etzion St. Givat Shmuel 54030, Israel Tel. (972) 3-531-2121 Fax. (972) 3-531-2192

2004 SHARE OPTION AND

RESTRICTED SHARES INCENTIVE PLAN

ADOPTED BY THE BOARD: OCTOBER, 2004

APPROVED BY THE SHAREHOLDERS: OCTOBER, 2004

CIMATRON LTD.
2004 SHARE OPTION AND
RESTRICTED SHARES INCENTIVE PLAN

Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in Section 2 hereof.

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1.	Purpose. The purpose of the CIMATRON LTD. 2004 Share Option and Restricted Shares Incentive Plan (the “Plan”) is to afford an incentive to selected Employees, Directors, Office Holders, service providers and Consultants of CIMATRON LTD. (the “Company”), or any “employing company” (“Affiliated Company”) within the meaning of Section 102(a) of the Ordinance, which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company in order to increase the efforts of the Company’s Employees, Directors, Office Holders, service providers and Consultants on behalf of the Company, and to promote the success of the Company’s business.

1.2.	Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including without limitation (i) as “incentive stock options” (“Incentive Share Options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (ii) Nonqualified Share Options (as defined below); (iii) restricted Shares (“Restricted “Share”) under the Plan; (iv) pursuant and subject to the provisions of Section 102 (“102 Share Options”), provided that, unless otherwise provided by law, all Options granted to Employees of the Company or its Affiliated Companies in Israel shall be issued only under Section 102 in the “regular income (“peroti”) route; (v) pursuant to Section 3(9) of the Ordinance (“3(9) Share Options”), provided that, unless otherwise provided by law, no Options shall be granted under Section 3(9) to Employees of the Company or its Affiliated Companies in Israel (all 102 Share Options, 3(9) Share Options, Incentive Share Options and Non-Qualified Share Options, as well as options issued under other tax regimes collectively, the “Options”); and (vi) other Share-based Awards pursuant to Section 12 hereof. Apart from issuance under the relevant tax regimes of the State of Israel and the United States of America, the Plan contemplates issuances to Grantees (as defined below) in other jurisdictions with respect to which the Board (as defined below) is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreements with the Grantees in order to comply with the requirements of the tax regimes in any such other jurisdictions. Section 102(7) of the Ordinance applies to this Plan and the Employees, Office Holders and Directors eligible for 102 Share Options.

1.3.	Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Option or Share granted to a Grantee, the provisions of said law or regulation shall prevail over those of the Plan, and the Board (as defined below) is empowered hereunder to interpret and enforce the said prevailing provisions. The Plan contemplates the issuance of Awards by the Company, both as a private company and, to the extent applicable, as a publicly traded company.

2.	DEFINITIONS.

As used in this Plan, the following words and phrases shall have the meanings ascribed to them in this Section 2:

2.1.	“Award” shall mean any share, Option, Restricted Shares or any other Share-based award, granted to a Grantee under the Plan and any share issued pursuant to the exercise of an Option.

2.2.	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3.	“Board” shall mean the Board of Directors of the Company.

2.4.	“Consultant” means any person, including an advisor, engaged by the Company, or an Affiliated Company thereof, to render consulting or advisory services, and who is compensated for such services.

2.5.	“Controlling Shareholder” means a controlling shareholder (Ba’al Shlita) as such term is defined in Section 32(9) of the Ordinance.

2.6.	“Date of Grant” shall mean the date specified in the Notice of Share Option Grant.

2.7.	“Director” means a member of the Board.

2.8.	“Disability” shall mean, unless otherwise specified in the Option Agreement, a Grantee’s inability to perform his duties to the Company, or any of its Affiliated Companies, by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Grantee and acceptable to the Company.

2.9.	“Employee” means any person employed by the Company or an Affiliated Company thereof.

2.10.	“Exercise Period” shall mean the period during which the Option shall be exercisable.

2.11.	“Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Award, as specified in the Notice of Share Option Grant.

2.12.	“Fair Market Value” per share as of a particular date shall mean (i) if the Shares are traded on a securities exchange, including without limitation the Nasdaq Stock Market, the closing sales price per Share on the securities exchange on which the Shares are principally traded for the last preceding date on which there was a sale of such Shares on such exchange; or (ii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market; or (iii) if the Shares are not then listed on a securities exchange or market or traded in an over-the-counter market, such value as the Board, in its sole discretion, shall determine, which determination shall be conclusive and binding on all parties. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the provisions of Section 102(b)(3) of the Ordinance.

2.13.	“Grantee” shall mean a person who receives a grant of Options, Restricted Shares, Shares or other Awards under the Plan, who at the time of grant is an Employee, Office Holder, Director, service provider or Consultant of the Company or any Affiliated Companies of the Company.

2.14.	“ITA” means the Israeli Tax Authorities.

2.15.	“Nonqualified Share Option” shall mean any Option granted to a U.S. resident, which Option is not designated as, or does not meet the conditions for, an Incentive Share Option.

2.16.	“Office Holder” shall mean any office holder (“nose misra”) as defined in the Israeli Companies Law – 1999, as amended.

2.17.	“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version) 1961, as amended, including, without limitation, by the revisions enacted effective January 1, 2003, and any regulations, rules, orders or procedures promulgated thereunder.

2.18.	“Parent” shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies, other than the Company, owns share possessing fifty percent (50%) or more of the total combined voting power of all classes of share in one of the other companies in such chain.

2.19.	“Retirement” shall mean a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company, or any of its affiliates, in which the Grantee participates.

2.20.	“Section 102” shall mean Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder.

2.21.	“Shares” shall mean Ordinary Shares, par value of NIS 0.10 each, of the Company.

2.22.	“Ten Percent Shareholder” shall mean a Grantee who, at the time that an Incentive Share Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of share of the Company or any Parent or Affiliated Companies.

2.23.	“Trustee” shall mean the trustee appointed by the Board in accordance with the provisions of the Ordinance or other applicable law, as the case may be, and approved by the ITA, to hold in trust the respective Options, Restricted Shares and/or Shares, if so appointed.

2.24.	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ADMINISTRATION.

3.1.	To the extent permitted under applicable law, the Plan shall be administered by the Board. The Board may appoint a committee from its members to administer certain aspects of the Plan.

3.2.	Subject to applicable law, all decisions, determination and interpretations of the Board shall be final and binding on all Grantees of any Awards under this Plan. No member of the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.3.	The Board shall have the authority in its discretion to administer the Plan and to exercise all power and authority specifically granted to it under the Plan or take any actions necessary or advisable in the administration of the Plan, including, without limitation:

3.3.1.	the authority to grant Options, Restricted Share and Shares or other Awards;

3.3.2.	to designate the type of Options (whether 102 Share Options, 3(9) Share Options, Incentive Share Options, Nonqualified Share Options or otherwise;

3.3.3.	to effect the elected “ordinary income (“pairoti”)” treatment under Section 102– The ordinary income (“pairoti”) in accordance with the provisions of Section 102(b)(1) of the Ordinance – shall be adopted for the purposes of the Plan under Section 102 of the Ordinance;

3.3.4.	to appoint a Trustee, if the Board deems it necessary, prudent or advisable;

3.3.5.	to determine the Exercise Price of the Shares covered by each Option;

3.3.6.	to determine the Grantees to whom, and the time or times at which Awards shall be granted;

3.3.7.	to determine the number of Shares to be covered by each Award;

3.3.8.	to interpret the Plan;

3.3.9.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.3.10.	to determine the terms and provisions of the Option Agreements (which need not be identical), and to cancel or suspend Awards, as necessary; and

3.3.11.	to make all other determinations deemed necessary or advisable for the administration of the Plan, including to adjust the terms of the Plan or any Option Agreement so as to reflect (i) changes in applicable Israeli, U.S. or other laws respectively, and (ii) the laws of other jurisdictions within which the Company wishes to grant Awards.

4.	ELIGIBILITY. 102 Share Options may be granted only to Employees and Office Holders who are not Controlling Shareholders. Other Awards (other than 102 Share Options) may be granted to Employees and Directors (that are Controlling Shareholders), Office Holders, Consultants and service providers, provided, however, that any member of the Board shall be eligible to receive Awards under the Plan while serving on the Board, unless otherwise specified herein. A person who has been granted an Award hereunder may be granted additional Awards, if the Board shall so determine. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Board shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the purpose of the Plan.

5.	SHARES.

5.1.	The maximum number of Shares reserved for the grant of Awards under the Plan shall initially be 240,000, and as shall be further resolved by the Board, from time to time. Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company. Any of such Shares which may remain unissued and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

5.2.	If any outstanding Award under the Plan should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the Shares subject to the unexercised, canceled or terminated portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan.

6.	TERMS AND CONDITIONS OF OPTIONS. Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Board shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a Director’s service as a member of the Board or the services of an Office Holder, as the case may be, shall be deemed to be employment with the Company.

6.1.	Number of Shares. Each Option Agreement shall state the number of Shares to which the Option relates.

6.2.	Type of Option. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes a 102 Share Option, 3(9) Share Option, Incentive Share Option, Nonqualified Share Option or otherwise, and in the event that it constitutes a 102 Share Option, the Option Agreement shall also state that it was granted pursuant to the regular income treatment and whether it was granted with or without a Trustee.

6.3.	Exercise Price. Each Option Agreement shall state the Exercise Price, which, in the case of an Incentive Share Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares covered by the Option on the Date of Grant or such other amount as may be required pursuant to the Code. In the case of a Nonqualified Share Option granted to any Grantee, other than a Ten-Percent Shareholder, the per Share Exercise Price shall be no less than 95% of the Fair Market Value of the Shares covered by the Option on the Date of Grant. In the case of an Incentive Share Option granted to any Ten-Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of the Shares covered by the Option on the Date of Grant. In no event shall the Exercise Price of an Option be less than the par value of the Shares for which such Option is exercisable. The Exercise Price shall also be subject to adjustment as provided in Section 13 hereof.

6.4.	Manner of Exercise. An Option may be exercised, as to any or all whole Shares as to which the Option has become exercisable, by written notice delivered in person or by mail to the Chief Executive Officer of the Company, specifying the number of Shares with respect to which the Option is being exercised, along with payment of the Exercise Price for such Shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each Share, at the time of exercise in cash or otherwise as may be determined by the Board.

6.5.	Exercise Period and Vesting Schedule. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Board. Unless otherwise resolved by the Board and stated in the Option Agreement, Options shall vest and become exercisable during a three (3) years vesting schedule as follows: (i) thirty three percent (33%) of the Shares covered by the Option shall vest and become exercisable on the first anniversary of the date on which such Option is granted; and (ii) sixteen and one-half percent (16.5%) of the Shares covered by the Option shall vest and become exercisable at the end of each subsequent six months period over the course of the following two (2) years of continued employment by, or service for, the Company or its Affiliated Companies. The Board, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the time and vesting schedule at which an Option or any portion thereof (whether outstanding or granted) may be exercised. The Option Agreement may contain performance goals and measurements, and the provisions with respect to any Option need not be the same as the provisions with respect to any other Option. The Exercise Period will be ten (10) years from the date of the grant of the Option, or such earlier period resulting from termination under Sections 6.6 or 6.7, in each case, unless otherwise determined by the Board; provided, however, that in the case of a grant of an Incentive Share Option to a Ten Percent Shareholder, such Exercise Period shall not exceed five (5) years from the Date of Grant of such Option.

6.6.	Termination.

6.6.1.	Except as provided in this Section 6.6 and in Section 6.7 hereof, an Option may not be exercised unless the Grantee is then in the employ of, or maintaining a Director, Office Holder, service provider or Consultant relationship with the Company, or an Affiliated Company thereof, issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained continuously so employed or in the Director, Office Holder, service provider or Consultant relationship since the Date of Grant of the Option. In the event that the employment or Director, Office Holder, service provider or Consultant relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such termination (or such different period as the Board shall prescribe); provided, however, that if the Company shall terminate the Grantee’s employment for Cause (as defined below) (as determined by the Board), all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination or cessation of employment or performance of services, unless otherwise determined by the Board. In the case of a Grantee whose principal employer is an Affiliated Company, the Grantee’s employment shall also be deemed to be terminated for purposes of this Section 6.6 as of the date on which such principal employer ceases to be an Affiliated Company.

6.6.2.	Notwithstanding anything to the contrary, the Board, in its absolute discretion may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable; provided, that such Options may lose their status as Incentive Share Options under applicable law and be deemed Nonqualified Share Options in the event that the period of vesting and/or exercisability of any Option is extended beyond the later of: (i) ninety (90) days after the date of cessation of employment or performance of services; or (ii) the applicable period under Section 6.7 below.

6.6.3.	For any purpose under this Plan, the Grantee’s employment shall be deemed to continue while the Grantee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if such writing expressly provided that vesting of options will continue.

6.6.4.	For purposes of this Plan, the term “Cause” shall mean any of the following resulting from an act or omission of Grantee: (a) fraud, embezzlement or felony or similar act; (b) failure to substantially perform duties as an Employee or to abide by the general policies of the Company applicable to all Employees (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (c) an act of moral turpitude, or any similar act, to the extent that such act causes injury to the reputation of the Company; (d) any other act or omission which in the reasonable opinion of the Company could be financially injurious to the Company or injurious to the business reputation of the Company; (e) any act or omission of Grantee which is otherwise defined as “cause” under the Grantees’ employment or service agreement.

6.7.	Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or maintaining a Director, Office Holder, service provider or Consultant relationship with, the Company or an Affiliated Company, or within ninety (90) days after the date of termination of such Grantee’s employment or Director, Office Holder, service provider or Consultant relationship (or within such different period as the Board may have provided pursuant to Section 6.6 hereof), or if the Grantee’s employment or Director, Office Holder, service provider or Consultant relationship shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise vested and exercisable as of such date of death or Disability) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee, or by the Grantee’s estate, or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Board shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or Director, Office Holder, service provider or Consultant relationship of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are vested and exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within ninety (90) days after the date of such Retirement (or such different period as the Board shall prescribe).

6.8.	Loans. To the extent permitted under law, the Company or an Affiliated Company, may make loans to Grantees as the Board, in its discretion, may determine in connection with the exercise of outstanding Options granted under the Plan. Such loans shall: (i) be evidenced by promissory notes entered into by the Grantees in favor of the Company or an Affiliated Company, as the case may be; (ii) be subject to the terms and conditions set forth in this Section 6.8 and such other terms and conditions, not inconsistent with the Plan, as the Board shall determine; (iii) bear interest, if any, at such rate as the Board shall determine; and (iv) if so determined by the Board, shall be at full recourse and at market terms. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the Grantee with respect to principal and/or interest and the conditions upon which the loan will become payable in the event of the Grantee’s termination of employment or ceasing to perform services shall be determined by the Board; provided, however, that the term of the loan including extensions, shall not exceed 10 years. Unless the Board determines otherwise, when a loan shall have been made, Shares having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the Grantee to the Company, the relevant Affiliated Company or to a trustee appointed by the Company as security for payment of the unpaid balance of the loan and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Board, in its discretion; provided, however, that each loan shall comply with all applicable laws.

6.9.	Exchange of Outstanding Shares. The Board, in its sole discretion, may permit a Grantee to (i) surrender to the Company Shares previously acquired by the Grantee and/or (ii) request that the Company withhold Shares issuable upon exercise of the Option, as part or full payment for the exercise of a Option. Such surrendered or withheld Shares shall be valued at their Fair Market Value on the date of exercise. Shares credited to a Grantee shall again be available for grant under the Plan.

6.10.	Other Provisions. The Option Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan, as the Board may determine.

7.	NONQUALIFIED SHARE OPTIONS. Options granted pursuant to this Section 7 are intended to constitute Nonqualified Share Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.

8.	INCENTIVE SHARE OPTIONS. Options granted pursuant to this Section 8 are intended to constitute Incentive Share Options and shall be subject to both the following special terms and conditions and the general terms and conditions specified in Section 6 hereof, and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation:

8.1.	Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Share Option is granted) of the Shares with respect to which Incentive Share Options granted under this Plan and all other option plans of any Affiliated Company become exercisable for the first time by each Grantee during any calendar year shall not exceed $100,000 with respect to such Grantee. To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Share Options are exercisable for the first time by any Grantee during any calendar years exceeds $100,000, such Options shall be treated as Non-Qualified Share Options. The foregoing shall be applied by taking options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option. In the event the foregoing results in the portion of an Incentive Share Option exceeding the $100,000 limitation, only such excess shall be treated as a Non-Qualified Share Option.

8.2.	Ten Percent Shareholder. In the case of an Incentive Share Option granted to a Ten Percent Shareholder, (i) the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the Date of Grant of such Incentive Share Option, and (ii) the Exercise Period shall not exceed five (5) years from the Date of Grant of such Incentive Share Option.

9.	RESTRICTED SHARES. The Board may award Restricted Shares to any eligible Employee, Director, Office Holder or Consultant, including under Section 102 of the Ordinance. Each Award of Restricted Shares under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Shares Agreement”), in such form as the Board shall from time to time approve, which Restricted Shares Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

9.1.	Number of Shares. Each Restricted Shares Agreement shall state the number of Restricted Shares to be subject to an Award.

9.2.	Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Board shall determine from the date on which the Award is granted (the “Restricted Period”). The Board may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate including the satisfaction of performance criteria. Such performance criteria may include, without limitation, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Board. Certificates for Shares issued pursuant to Restricted Shares Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such Shares in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Board, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the ITA of the State of Israel, the Restricted Shares issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee and the Restricted Shares shall be held for the benefit of the Grantee for a period of not less than the period required under the Ordinance.

9.3.	Adjustment of Performance Goals. The Board may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Board deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Board may also adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Board deems it appropriate.

9.4.	Forfeiture. Subject to such exceptions as may be determined by the Board, if the Grantee’s continuous employment or Director, Office Holder, service provider or Consultant relationship with the Company, or any Affiliated Company, shall terminate for any reason prior to the expiration of the Restricted Period of an Award, any Shares remaining subject to restrictions (after taking into account the provisions of Section 9.6) shall thereupon be forfeited by the Grantee and transferred to, and reacquired by, the Company or an Affiliated Company at no cost to the Company or Affiliated Company, subject to all applicable law.

9.5.	Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Shares, subject to Section 9.2, including the right to receive dividends with respect to such Shares and to vote such Shares (subject to proxy, if in place).

9.6.	Accelerated Lapse of Restrictions. Upon the occurrence of any of the events listed in Section 13.2 and subject to Section 13.3, all restrictions then outstanding with respect to Restricted Shares awarded hereunder shall automatically expire and be of no further force and effect. The Board shall have the authority (and the Restricted Share Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the Restricted Shares awarded on such terms and conditions as the Board shall deem appropriate.

10.	102 SHARE OPTIONS.

10.1.	Options granted pursuant to this Section 10 are intended to constitute 102 Share Options and subject to Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as amended, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation, shall apply. The Company shall indicate in the Notice of Share Option Grant given to each Grantee that the grant of any particular 102 Share Option is granted pursuant to the income (pairoti) treatment, pursuant to a decision of the Board.

10.2.	Approved 102 Options, which shall be granted under the Plan, and/or any Shares allocated or issued upon exercise of such Approved 102 Options, and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 (the “Holding Period”). In case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102.

10.3.	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options, which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

10.4.	With respect to any Approved 102 Option, subject to the provisions of Section 102, a Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Grantee.

10.5.	Upon receipt of Approved 102 Option, at the request of the Trustee, Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Option or share granted to him thereunder.

10.6.	With respect to Unapproved 102 Option, if the Grantee ceases to be employed by the Company or any Affiliated Company, the Grantee shall extend to the Company and/or its Affiliated Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

11.	3(9) SHARE OPTIONS.

11.1.	Options granted pursuant to this Section 11 are intended to constitute 3(9) Share Options and shall be subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for said provisions of the Plan applying to Options under a different tax law or regulation.

11.2.	To the extent required by the Ordinance or the ITA, the 3(9) Share Options, which shall be granted pursuant to the Plan shall be issued to a Trustee.

12.	OTHER SHARE-BASED AWARDS. The Board may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be Restricted Shares pursuant to Section 9 hereof) are or may in the future be acquired, or Awards denominated in share units, including units valued on the basis of measures other than market value. The Board may also grant share appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the Exercise Price thereof. Such other share based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the plan and must be consistent with the purposes of the Plan.

13.	EFFECT OF CERTAIN CHANGES.

13.1.	General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a share dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a share split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Board shall make appropriate adjustments in one or more of (i) the number of Shares available for Awards, (ii) the number of such Shares covered by outstanding Awards, and (iii) the Exercise Price per share covered by the Awards, all as determined by the Board in its sole discretion; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share.

13.2.	Merger and Sale of Company. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the share capital of the Company; or (iii) the merger, consolidation, amalgamation or like transaction of the Company with or into another corporation (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action –

13.2.1.	The Board in its sole discretion will use its efforts to cause that any Award then outstanding be assumed or an equivalent Award shall be substituted by such successor corporation (or, in such event that such transaction is effected through a subsidiary, the Parent of such successor corporation), under substantially the same terms as the Award, provided that the Board may determine in its discretion whether an Award has been properly assumed or substituted, and provided further however, that in the event that the consideration to the shareholders of the Company in such Merger/Sale consists, in whole or in part, of cash or any consideration other than shares of the successor corporation, the Board may determine in its discretion that the Award will be assumed or substituted by an equivalent award exercisable solely into shares of the successor corporation with a value equal to the value of the Shares issuable under the Award with such value to be determined by the Board base on independent valuation obtained from a third party selected by the Board in good faith; and

13.2.2.	In such case that such successor corporation or other entity does not agree to assume the Award or to substitute an equivalent Award and, if the Award is an Option (“Option Award”), then the Board may, in lieu of such assumption or substitution of the Option Award, either (i) provide the Grantee the right to exercise the part of the Option Award which is vested and exercisable as of the closing of such Merger/Sale, under such terms and conditions as the Board shall determine or such other greater portion of the Option Award as determined by the Board, or (ii) provide for the cancellation of each outstanding Option Award at the closing of said Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each Share covered by the Option Award which is vested and exercisable as of the closing of such Merger/Sale, or such other greater portion of the Option Award as determined by the Board, the fair market value to be as reflected under the terms of the Merger/Sale and as determined by the Board based on independent valuation obtained from a third party selected by the Board in good faith, minus (b) the Exercise Price of each Share covered by the Option Award so cancelled.

13.2.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Board may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Board shall deem in good faith to be appropriate, and if an Option Award, that the Option Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Board shall deem in good faith to be appropriate, provided that any such determination shall not adversely effect the rights attached to the Shares.

13.3.	Reservation of Rights. Except as expressly provided in this Section 13, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any bonus shares or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company; and any issue by the Company of shares of any class, or securities convertible into shares of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

14.	NON-TRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY. All Awards granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. A Grantee may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

15.	AGREEMENT BY GRANTEE REGARDING TAXES.

15.1.	If the Board shall so require, as a condition of exercise of an Option, the release of Shares by the Trustee, the sale of the Shares or the expiration of the Restricted Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he will pay to the Company or make arrangements satisfactory to the Board and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event. To the extent approved by the Board and permitted by law, a withholding obligation may be satisfied by the withholding or delivery of Shares.

15.2.	ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY OPTIONS, RESTRICTED SHARES, SHARES OR OTHER AWARDS, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE SHARES, RESTRICTED SHARE OR OTHER AWARDS OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.

15.3.	Each Grantee shall notify the Company in writing within ten (10) days after the date such Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the value of shares or Awards granted or received hereunder, and each Grantee agrees to any settlement, closing or other similar agreement in connection with the foregoing. Upon request, a Grantee shall provide to the Company any information or document relating to any event described in the preceding sentence, which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company’s tax liability as a result of such event

16.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS. Subject to Section 9.5, a Grantee or a transferee of an Award in accordance with Section 14 shall have no rights as a shareholder with respect to any Shares covered by the Award until the date of the issuance of a share certificate to him for such Shares, or, in the case of 102 Share Options or 3(9) Share Options (if such Share Options are being held by a Trustee), until the date of the issuance of a share certificate to the Trustee for his benefit. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 13.1 hereof. The Company may restrict or otherwise regulate the voting powers with respect to any Shares held by a Grantee pursuant to this Plan (including by way of proxy), and the rights to transfer or dispose of any shares covered by an Award (including, without limitation, any limitations set forth herein, in the Option Agreement and in the Company’s Articles of Association, as in effect from time to time).

17.	NO RIGHTS TO EMPLOYMENT. Nothing in the Plan or in any Award granted, Option Agreement or Restricted Share Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or in a Consultant, Director, Office Holder or service provider relationship with, the Company or any Affiliated Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Affiliated Company to terminate such Grantee’s employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a Consultant, service provider, Office Holder or Director relationship with, the Company or any Affiliated Company.

18.	NO REPRESENTATION BY COMPANY. By approving the Awards, the Company shall not, and shall not be deemed as, granting any representation or warrants to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares.

19.	APPROVAL.

19.1.	The Plan shall take effect upon its adoption by the Board and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable share exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

19.2.	The 102 Share Options and the 3(9) Share Options are subject to the approval, if required, of the ITA and receipt by the Company of all approvals thereof.

20.	PERIOD DURING WHICH AWARDS MAY BE GRANTED. Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.

21.	AMENDMENT AND TERMINATION OF THE PLAN. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided in Section 13.1 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.

22.	NON-EXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board, nor the submission of the Plan to shareholders of the Company for approval (to the extent required under applicable law), shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive, or other compensation arrangements, of whatever nature, as the Board may deem necessary or desirable, or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company, or any Affiliated Company, now has lawfully put into effect, including, without limitation, any retirement, pension, savings and share purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

23.	GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel. Certain definitions, which refer to laws other than the laws of the State of Israel, shall be construed in accordance with such other laws.

24.	MISCELLANEOUS.

24.1.	Each Award under the Plan may contain such other terms and conditions not inconsistent with the Plan (unless permitted hereunder), as may be determined by the Board, in its sole discretion. If any provision of the Plan, any Options Agreement or any Restricted Share Agreement, shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

24.2.	With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, as the context requires. The use of captions in this Plan or any Options Agreement or Restricted Share Agreement is for the convenience of reference only, and shall not affect the meaning of any provision of the Plan or such agreement.